Exhibit 8.1

March 2, 2021 Broadmark Realty Capital Inc. 1420 Fifth Avenue, Suite 2000 Seattle, Washington 98101 Re: Broadmark Realty Capital Inc.’s Qualification as a REIT

Ladies and Gentlemen:

We have acted as tax counsel to Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), in connection with that certain Distribution Agreement, dated March 2, 2021 (the “Agreement”), between the Company and J.P. Morgan Securities LLC, Barclays Capital Inc., B. Riley Securities, Inc., JMP Securities LLC and Raymond James & Associates, Inc. (each, an “Agent”, and collectively, the “Agents”), providing for, among other things the offer and sale of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate sales price of up to $200,000,000 (the “Shares”), offered from time to time through the Agents (the “Offering”). All capitalized terms which are defined in the Agreement shall have the same meanings when used herein, unless otherwise specified. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Agreement;

2.	the registration statement on Form S-3 (Registration No. 333-251075) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 2, 2020 under the Securities Act of 1933, as amended (the “Act”), as amended on January 4, 2021 and January 14, 2021, together with the exhibits thereto (as amended, the “Registration Statement”);

3.	the related base prospectus, dated January 15, 2021 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 2, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, collectively, the “Prospectus”);

4.	the Company’s Articles of Amendment and Restatement dated as of November 14, 2019; and

5.	such statutes, regulations, records, agreements, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

The opinions set forth in this letter are also premised on certain written representations of the Company contained in a letter to us dated as of the date hereof and executed by two duly appointed officers of the Company (the “Officers’ Certificate” and together with the documents referred to in the preceding sentence, the “Reviewed Documents”).

We have made such legal and factual inquiries, including an examination of the Reviewed Documents, as we have deemed necessary or appropriate for purposes of rendering this opinion letter. For purposes of rendering this opinion letter, we have not made an independent investigation or audit of the facts set forth in such Reviewed Documents. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.	all of the factual representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof;

2.	any representation or statement made as a belief or made “to the knowledge of” or similarly qualified as to knowledge, reasonableness, or level of effort is correct and accurate, without such qualification;

3.	each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;

4.	during its taxable year ending December 31, 2019, and future taxable years, the Company and each of its subsidiaries has operated and will operate in a manner that will make the factual representations contained in the Officers’ Certificate true for such years;

5.	the Company and each of its subsidiaries has operated and will continue to operate in accordance with its organization documents and the laws of the jurisdiction in which it was formed;

6.	the Company will not make any amendments to its organizational documents after the date of this opinion letter that would adversely affect the Company’s qualification as a real estate investment trust (“REIT”) for any taxable year;

7.	any and all elections and filings made or to be made with the Internal Revenue Service (the “IRS”) have been or will be timely and properly filed; and

8.	all signatures are genuine, all documents have been properly executed and duly authorized and have not been amended, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to their originals, and the originals from which any copies were made are authentic.

Any material variation or difference in the facts from those set forth in the Reviewed Documents may adversely affect the conclusions stated herein.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

1.	Commencing with the beginning of the Company’s taxable year ending December 31, 2019 and through the date hereof, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2021 and each taxable year thereafter; and

2.	The statements set forth in the Prospectus constituting part of the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The opinions set forth in this letter are based on relevant current provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. We assume no obligation to advise you of any such subsequent changes or modifications. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Furthermore, the Company’s qualification as a REIT will depend upon the Company meeting, through actual operating results, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. Bryan Cave Leighton Paisner LLP undertakes no responsibility to review, and will not review, the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership and its recordkeeping for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared for your use in connection with the Registration Statement and, unless our prior written consent has been given otherwise, may not be used for any other purpose or relied upon by any person other than yourselves. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP